EX-99.e.1.ii

AMENDMENT NO. 2 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF MARCH 15, 2024

This Schedule to the Distribution Agreement between Delaware Group Equity Funds V and Delaware Distributors, L.P. entered into as of May 15, 2003, amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
Delaware Small Cap Core Fund	Class A	0.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional Class	N/A		April 19, 2001

Delaware Small Cap Value Fund	Class A	0.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional Class	N/A		April 19, 2001

Delaware Wealth Builder Fund (formerly, Delaware Dividend Income Fund)	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Class R6	N/A		January 13, 2023
	Institutional Class	N/A		April 19, 2001

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Senior Vice President and Global Head of Fund Services

DELAWARE GROUP EQUITY FUNDS V

on behalf of the Series listed on Schedule I

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer